EXHIBIT 1.25

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF BANKIA, S.A.

DECEMBER 2020

SHAREHOLDERS’ ELECTRONIC FORUM

1.	In accordance with article 539.2 of the consolidated text of the Corporations Act (Ley de Sociedades de Capital), approved by Royal Legislative Decree 1/2010 of 2 July2010, and article 6 of the General Meeting Regulations of Bankia, S.A. (hereinafter "Bankia"), on 21 February 2020 the Board of Directors of Bankia approved the Regulations of the Shareholders’ Electronic Forum (Annex), with the aim of facilitating communication among Bankia shareholders in connection with the notice of call of the Extraordinary General Meeting until the day on which it is held.

2.	Pursuant to said Regulations, Bankia has set up on its corporate website (www.bankia.com) a Shareholders’ Electronic Forum (hereinafter the "Forum") which individual shareholder and voluntary associations of shareholder, if they exist, can access with the necessary security measures, in accordance with the provisions of the rules on Protection of Personal Data with regard to the processing of such data, of both individual shareholders and any voluntary associations of shareholders that may be established.

By virtue thereof, registered users may submit for publication on the Forum posts whose subject matter consists exclusively of the following:

-	Initiatives to achieve a sufficient percentage to exercise the minority rights contemplated by law.

-	Offers or solicitations of voluntary proxies.

Notwithstanding the above and the applicable legislation, Bankia may modify the presentation, configuration, functioning and content of the Forum, and the conditions and rules for its use, by modifying the aforementioned Regulations.

ANNEX

REGULATIONS OF THE SHAREHOLDERS’ ELECTRONIC FORUM OF

BANKIA, S.A.

Article 1. Introduction

In accordance with article 539.2, second paragraph, of the consolidated text of Corporations Act (Ley de Sociedades de Capital), approved by Royal Legislative Decree 1/2010 of 2 July 2010 (hereinafter the "Corporations Act"), Bankia, S.A. (hereinafter "Bankia") hereby approves these Regulations (hereinafter the "Regulations") that form part of its Corporate Governance System, in relation to the Bankia Shareholders’ Electronic Forum (hereinafter the "Forum") that will be set up on Bankia’s website (www.bankia.com), in connection with the call of the Extraordinary General Meeting until the day on which it is held.

Article 2. Purpose of the Regulations

These Regulations govern the provision and launch of this Forum by Bankia, and the terms and conditions of access and use by the Bankia shareholders and of any voluntary associations that may be established in accordance with current legislation.

These Regulations complement, with regard to the Forum, current legislation relating to the use of Bankia’s website, which will be fully applicable to the access to and use of the Forum in all matters not modified by, or incompatible with, the provisions of these Regulations.

Bankia reserves the right to amend at any time and without prior notice the presentation, configuration, functioning and content of the Forum, the conditions of use and these Regulations without prejudice to the provisions of applicable legislation.

Article 3. Acceptance of the Forum rules

Registration as a user of the Forum (hereinafter the "Registered User") and the access to and/or its use implies full and unreserved acceptance of the terms and conditions of these Regulations and of applicable legislation at any given time.

Bankia will be considered the Administrator of the Forum (hereinafter the "Administrator") under the conditions and with the powers set forth in these Regulations, and reserves the right to interpret them in the event of doubt or discrepancy with regard to its use.

Article 4. Purpose of the Forum

The Forum is established for the purpose of facilitating communication among Bankia shareholders and it will only be open in the period from the day of publication of the notice of call of the Extraordinary General Meeting until the day in which the General Meeting is held, both inclusive.

By virtue thereof and as this is an Extraordinary General Meeting, Registered Users may submit communications for posting on the Forum which have the following exclusive matter:

Initiatives to achieve a sufficient percentage to exercise the minority rights contemplated by law.

a)	Initiatives to achieve a sufficient percentage to exercise the minority rights contemplated by law.

b)	Offers or solicitations of voluntary proxies.

Article 5. Registered users

Access to and use of the Forum is reserved exclusively to individual shareholders of Bankia and to the voluntary associations of shareholders that have been validly constituted pursuant to the provisions of article 539 of the Corporations Act and other implementing regulations.

In order to access and use the Forum, the shareholders and voluntary associations must register as Registered Users by completing the related form for signing up as a Registered User of the Forum, and must evidence, where requested, their status as Bankia shareholders or voluntary associations of shareholders duly established and registered at the National Securities Market Commission that complies with the requirements set forth in article 539.4 of the Corporations Act, as indicated in the aforementioned form.

To guarantee the user’s identity, shareholders who are natural persons must provide an electronic National Identity Card (DNIe) or a recognised or advanced electronic signature, based on a recognised, valid electronic certificate issued by the Entidad Pública de Certificación Española (CERES), a department of the Fábrica Nacional de Moneda y Timbre (Spanish Royal Mint), and must identify themselves in the registration process using any of these devices.

In the cases of shareholders that are legal personas or voluntary associations of shareholders will have to provide in the form, in the manner established therein, evidence of the powers of representation of the person intending to access the Forum.

For subsequent access to, or communication on, the Forum, completion of a special usage form may be required.

Access to and use of the Forum by the Registered Users is subject to, in accordance with applicable legislation maintenance of their status, al all times, as shareholders of Bankia, or as a duly established and registered voluntary association of shareholders.

If Bankia, in its capacity as Administrator of the Forum, at any time has reasonable doubts as to a Registered User’s compliance with these conditions, it may request said user to evidence fulfilment of said conditions, with authority to request the submission of all such information or documents as it considers appropriate to verify compliance.

Bankia may request additional information and suspend or cancel the registration of Registered Users who do not provide sufficient evidence to satisfy it that they meet the aforesaid conditions.

Communications posted by shareholders or voluntary associations that lose their status as such before the Extraordinary General Meeting in question is held will be withdrawn automatically, together with any communications related or linked thereto.

Article 6. Access to the Forum and posting communications

1.	Access to the Forum

All Registered Users will have access to the Forum and may consult the communications made by other Registered Users.

The Forum aims only to publish the communications made by the Registered Users in relation to the matters indicated in article 4 herein and it does not constitute, under any circumstances, an electronic mechanism for conversations among Registered Users or a place for virtual debate. Nor does the Forum constitute a communication channel between Bankia and its shareholders.

Therefore, Bankia will only post in the Forum the communications that are appropriate in accordance with the law, the rules of corporate governance and the regulations of Bankia, and no other types comments on said communications will be published.

2.	Posting of communications on the Forum

Any Registered User may submit communications on any of the matters indicated above in article 4, which will be published in the Forum by Bankia in compliance with the technical procedures in effect from time to time. The content of the communications may only have a text format. Once published, the communications will be accessible by any other Registered User.

The communications posted by the Registered Users are made in a personal capacity and, except in the case of shareholders that are legal entities and shareholder associations duly authorised in accordance with the law and these Regulations, Bankia will not publish communications received from shareholders’ representatives, shareholder groups or agreements, depositories, financial intermediaries or any other persons acting on behalf of or in the interests of the shareholders.

The request for posting communications must be made using the forms available on the Forum for these purposes, which will include:

a)	Identification of the Registered User submitting the communication.

b)	The title of the communication, indicating the content of the initiative precisely.

c)	A brief explanation of the communication.

All communications published on the Forum must include the identification data (name and surname in the case of natural persons; company name in the case of legal persons; and name and registration number at the National Securities Market Commission in the case of shareholder associations, and, in the latter two cases, the identification data of their respective representatives) of the Registered User posting it and indication of the date and time of inclusion.

Registered Users joining in on a communication published on the Forum will have access to the email address of the Registered User who posted the communication.

By posting communications, Registered Users are deemed liable for the communication and declare and guarantee that the content is lawful and complies with the law, with these Regulations and with the requirements of good faith, that they have all the necessary authorisations and permissions required for posting the communication in question and that they are not infringing any rights of any third parties.

Bankia may verify that the communications intended for publishing made comply with the law, with these Regulations and the requirements of good faith, and may refuse to include or decide to remove of the Forum any communication that it considers is not compliant with the above.

Furthermore, the Administrator may reply to any communication posted by the Registered Users by using the email address provided by the Registered User or through any other means of communication it considers appropriate.

3.	Content of the postings

Any use of the Forum by the Registered Users must comply fully with prevailing law, in compliance with these Regulations and in line with the requirements of good faith. Consequently, the following are expressly prohibited:

a)	Impairment of the rights, assets or legitimate interests of Bankia, other Registered Users or third parties or, in particular, intellectual and industrial property rights, religious freedom, honour, reputation and privacy, data protection or any other legal assets, rights or interests protected by law.

b)	Include information or personal data of third parties without the informed consent of the owner; or commit identity theft

c)	Include content or expressions of a discriminatory, racists, sexist, violent, xenophobic nature or in any way degrading or offensive.

d)	Include any type of material that is inappropriate or contrary to the requirements of good faith.

e)	Supply information of any kind intender for committing illicit acts of criminal, civil or administrative nature.

f)	Perform any actions (or information supplied to third parties) allowing the avoidance of any technical restrictions associated with the Forum’s various support mechanisms or programmes designed to prevent unauthorised use.

g)          Include content or material without t due authorisation of the holders of the related intellectual or industrial property rights.

h)          Damage, disable, overload or impair the functioning of the Forum or the computer systems of Bankia, of other Registered Users or of third parties, as well as the documents, files and any kind of content stored on such computer equipment (hacking) and prevent the normal use and benefit of the Forum by the other Registered Users.

The insertion of any type of advertising or promotion by the Registered Users is absolutely prohibited.

Any Registered User who becomes aware that any content in the Forum, or provided through the Forum, is unlawful or contrary to the provisions of these Regulations or to the requirements of good faith, may so report this to Bankia through the contact mailbox to which article 12 below refers, without this giving rise to any liability for Bankia, even in the event that no measure is adopted on the matters.

The Registered Users undertake to use the Forum in a manner that is diligent, proper, lawful, and compliant with law, with these Regulations and with the requirements of good faith in accordance with article 4 above.

4.	Removal of communications following the General Meeting

Once the Extraordinary General Meeting has been held, Bankia reserves the right to remove and erase all the communications referring to the meeting.

Article 7. Scope of the Forum

The Forum does not constitute a communication channel between Bankia and the Registered Users.

By virtue of the above, no communication made or published in the Forum may be considered, in any event, as a notification to Bankia for any purpose and, in particular, for the purposes of exercising any right held by the Registered Users, individually or collectively, or may replace the requirements laid down by law and in the corporate governance of Bankia for exercising any right or pursuing the initiatives and actions of the shareholders.

All rights and powers that the shareholders wish to exercise must be exercised by following the legally stipulated procedures, in accordance, if applicable, with the law and the regulations of Bankia, and in no event may the Forum be considered a valid channel for said purposes.

Article 8. Bankia Responsibility

1.	Scope of Bankia’s responsibility

Bankia will bear no responsibility for the accuracy, veracity, validity, legality or relevance of the communications submitted by the Registered Users or for the opinions they express.

Bankia will only be liable for its own services and for the content that it originates directly and that is identified by its copyright as a trademark or as the intellectual or industrial property of Bankia.

By accessing and/or using the Forum, all Registered Users declare that they know and accept that the use of the Forum, in all events, takes place under their sole and exclusive responsibility.

Bankia reserves the right to amend, suspend, cancel or restrict the mechanisms for accessing and using the Forum when required or forced to do so for technical or security reasons.

Bankia will not be liable for any losses caused to the shareholders as a result of faults, electrical overloads, line failures, connection failures, malfunction or any other eventuality of an identical or similar nature beyond Bankia’s control that hinder the use of the mechanisms for accessing and using the Forum.

2.	Content

All Registered Users may submit communications on any of the matters indicated in article 4 above.

The Administrator expressly reserves the right to deny access and/or use of the Forum and to not publish or to remove communications posted by Registered Users who fail to comply with prevailing legislation, these Regulations or the requirements of good faith.

The Administrator has the authority, but no obligation, to control the use of the Forum and its content, which is the sole responsibility of the Registered Users who submit the content. In any event, the Administrator may set up tools to filter and moderate the content of the communications and remove any content it considers unlawful or contrary to the rules established in these Regulations or to the requirements of good faith.

The Registered Users will bear liability for any damage and losses that may be caused to Bankia, to another Registered User or to any third party as a consequence of their access to and/or use of the Forum (including, in particular, the posting of communications) failing to comply with any legal provision or regulation, to these Regulations or to the requirements of good faith.

Article 9. Lack of licence

Bankia authorises the Registered Users to use the intellectual and industrial property rights relating to the software installed on Bankia’s server that executes the functions of the Forum solely for using them for the purposes provided for in article 4 and in accordance with the terms and conditions established in these Regulations. The Registered Users must refrain from obtaining, or attempting to obtain, access to and use of the Forum and its content using resources or procedures other than those that in each case have been made available to them or indicated for that purpose.

Bankia does not grant any type of licence or authorisation of use of any kind for its intellectual and industrial property rights or for any other property or right relating to the Forum other than that set forth in the preceding paragraph.

Article 10. Costs of use

Access and use of the Forum by Registered Users is free of charge, except with regard to the connection cost through the telecommunications network supplied by the access provider contracted by each Registered User.

Article 11. Security and protection of personal data

The matters relating to personal data security and protection included in prevailing legislation at any given time will be applicable to the Forum. In particular, personal data provided by the Registered Users or generated as a result of using the Forum will be processed by Bankia (C/Pintor Sorolla, 8, 46002, Valencia and CIF A14010342), for the purpose of establishing, managing and supervising the Forum’s functioning in accordance with the provisions of these Regulations and applicable legislation, based on their consent to participate in the Forum.

The Forum users expressly accept, authorise and allow the Administrator to publish the content of all posts sent to the Forum website. They also accept, authorise and allow that the content sent by any Forum user to be viewable by any other Registered User and that their name and surnames (or company name) appear and be viewable by any Registered User as a means of identifying the author of each post.

The Registered Users may at all times exercise their rights to transfer, access, rectify, cancel, object to, or limit the use of their personal data, by writing to protecciondedatos@bankia.com or to the address Apartado de correos nº 61076 Madrid 28080, with the heading "Protección de datos-Accionistas" (Protection of Shareholders’ Data) and including proof of identity.

Article 12. Contact mailbox

Registered Users who have suggestions or proposals to improve the Forum, who require technical assistance or who wish to make complaints in relation to content that fails to comply with these Regulations may write to Bankia’s email address indicated for this purpose in the Forum. The purpose of said email address is to attend to Registered Users and to improve the quality of the Forum, without implying any type of control or responsibility for Bankia.